Exhibit (a)(5)(ii)

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BlackRock Municipal Credit Alpha Portfolio, Inc. Announces Expiration and Preliminary Results of Tender Offer

New York, September 19, 2025 –BlackRock Municipal Credit Alpha Portfolio, Inc. (the “Fund”) announced today the expiration and preliminary results of the Fund’s tender offer (“Tender Offer”) for up to 50% of its outstanding common shares (the “Shares”).

The Tender Offer commenced on August 20, 2025 and expired at 4:00 p.m. Eastern time on September 19, 2025.

Based on preliminary information, the number of Shares properly tendered and not withdrawn is noted in the table below.

Fund Name	Ticker	CUSIP	Shares Tendered (Preliminary Results)
Municipal Credit Alpha Portfolio – Institutional Shares	MUNEX	09262J102	9,931,457.11
Municipal Credit Alpha Portfolio – Class A	XMUNX	09262J300	0.00
Municipal Credit Alpha Portfolio – Class U	MUNUX	09262J409	0.00

Based on the preliminary results shown above, the Tender Offer was undersubscribed. As a result, the Fund will purchase all properly tendered and not withdrawn Shares. The purchase price of properly tendered and accepted Shares will be 100% of the net asset value (“NAV”) of the applicable class of Shares on September 19, 2025. The above-indicated results are based on preliminary information, are subject to adjustment and should not be regarded as final. The Fund expects to announce the final results of its Tender Offer on or about September 22, 2025.

Important Notice

This press release is for informational purposes only and shall not constitute a recommendation, an offer to purchase or a solicitation of an offer to sell any common shares of the Fund. The offer to purchase the Fund’s common shares was made only pursuant to an offer to purchase, a related letter of transmittal and other documents filed with the U.S. Securities and Exchange Commission (“SEC”) as exhibits to a tender offer statement on Schedule TO. Shareholders may obtain a free copy of the offer to purchase and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the Fund.

About BlackRock

BlackRock’s purpose is to help more and more people experience financial well-being. As a fiduciary to investors and a leading provider of financial technology, we help millions of people build savings that serve them throughout their lives by making investing easier and more affordable. For additional information on BlackRock, please visit www.blackrock.com/corporate.

Availability of Fund Updates

BlackRock will update performance and certain other data for the Fund on a monthly basis on its website in the “Closed-end Funds” section of www.blackrock.com as well as certain other material information as necessary from time to time. Investors and others are advised to check the website for updated performance information and the release of other material information about the Fund. This reference to BlackRock’s website is intended to allow investors public access to information regarding the Fund and does not, and is not intended to, incorporate BlackRock’s website in this release.

Forward-Looking Statements

This press release, and other statements that BlackRock or the Fund may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the Fund’s or BlackRock’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

With respect to the Fund, the following factors, among others, could cause actual events to differ materially from forward-looking statements or historical performance: (1) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets, which could result in changes in demand for the Fund or in the Fund’s net asset value; (2) the relative and absolute investment performance of the Fund and its investments; (3) the impact of increased competition; (4) the unfavorable resolution of any legal proceedings; (5) the extent and timing of any distributions or share repurchases; (6) the impact, extent and timing of technological changes; (7) the impact of legislative and regulatory actions and reforms, and regulatory, supervisory or enforcement actions of government agencies relating to the Fund or BlackRock, as applicable; (8) terrorist activities, international hostilities, health epidemics and/or pandemics and natural disasters, which may adversely affect the general economy, domestic and local financial and capital markets, specific industries or BlackRock; (9) BlackRock’s ability to attract and retain highly talented professionals; (10) the impact of BlackRock electing to provide support to its products from time to time; and (11) the impact of problems at other financial institutions or the failure or negative performance of products at other financial institutions.

Annual and Semi-Annual Reports and other regulatory filings of the Fund with the SEC are accessible on the SEC’s website at www.sec.gov and on BlackRock’s website at www.blackrock.com, and may discuss these or other factors that affect the Fund. The information contained on BlackRock’s website is not a part of this press release.

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